Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258868

PROSPECTUS SUPPLEMENT

Joby Aviation, Inc.

511,219,042 Shares of Common Stock

11,533,333 Warrants to Purchase Shares of Common Stock and

28,783,333 Shares of Common Stock Underlying Warrants

This prospectus supplement further supplements and updates the prospectus dated September 2, 2021, relating to the resale of up to (i) 511,219,042 shares of our common stock, (ii) 11,533,333 of our outstanding warrants to purchase shares of common stock and (iii) 28,783,333 shares of common stock upon the exercise of outstanding warrants by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) (the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:

•
Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 22, 2021

Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JOBY” and “JOBY WS,” respectively. On December 21, 2021, the closing sale price of our common stock as reported on the NYSE was $7.12 per share and the closing price of our warrants was $1.81 per warrant.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.

Our business and investment in our common stock and warrants involve significant risks. These risks are described in the section titled “Risk Factors” in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus supplement is December 22, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

Joby Aviation, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39524	98-1548118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2155 DELAWARE AVENUE SUITE #225
SANTA CRUZ, California		95060
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 831 426-3733

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JOBY	The New York Stock Exchange
Warrants to purchase common stock	JOBY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Performance Equity Award Program

On December 16, 2021, the board of directors (the “Board”) of Joby Aviation, Inc. (the “Company”) adopted a performance equity award program for calendar year 2022 (the “Program”). All employees of the Company, including the Company’s named executive officers, are eligible to participate in the Program. Under the Program, upon and subject to the Company’s achievement of certain operational, manufacturing and business goals in 2022, each employee of the Company will be granted one or more awards of restricted stock units (“RSUs”) under the Company’s 2021 Incentive Award Plan having a value equal to a percentage of the employee’s annual salary. Any RSUs that are granted under the Program in calendar year 2022 will vest in full on January 1, 2023, subject to the holder’s continued employment with the Company through such date.

For each of the Company’s named executive officers and principal financial officer, the potential value of the RSU awards under the Program, assuming target achievement of all goals, is set forth in the table below. Maximum achievement of all goals under the Program would result in values that are one-third greater than the target values below.

Name	Target Value ($)
JoeBen Bevirt	3,000,000
Matthew Field	1,000,000
Bonny Simi	500,000
Justin Lang	200,000

Executive Salary Increases

On December 16, 2021, the compensation committee of the Board approved, or, with respect to Mr. Bevirt, recommended to the Board and the Board approved, the following annual base salary increases for the Company’s named executive officers and principal financial officer, effective January 7, 2022:

Name	Current Salary ($)	New Salary Effective Jan. 7, 2022 ($)
JoeBen Bevirt	400,000	600,000
Matthew Field	375,000	500,000
Bonny Simi	350,000	400,000
Justin Lang	285,000	300,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joby Aviation, Inc.

Date:	December 22, 2021	By:	/s/ Kate DeHoff
		Name: Title:	Kate DeHoff General Counsel and Corporate Secretary